Exhibit 2.10

AGREEMENT AND PLAN OF MERGER

by and among

SOUTHERN COMMUNITY FINANCIAL CORPORATION,

CAPITAL BANK FINANCIAL CORP,

and

WINSTON 23 CORPORATION

Dated as of March 26, 2012

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF DEFINED TERMS

Page
409A Plan	31
Accrued Interest	1
Acquisition Proposal	2
Acquisition Transaction	2
Affiliate	2
Agreement	1
Articles of Incorporation	2
Articles of Merger	11
Authorizations	20
Bank	21
Bank Charter	21
BCA	10
BHCA	2
Business Day	2
Cancelled Shares	12
Capitalization Date	22
Cash Consideration	12
Cash Conversion Number	3
Cash Election	11
Cash Election Number	14
Cash Election Share	12
CERCLA	3, 37
Change in the Company Recommendation	58
Charge-Offs	3
Charter	21
Class B Parent Stock	45
Closing	11
Closing Date	11
Code	3
Company	1
Company 10-K	8
Company Benefit Plan	30
Company Board Recommendation	57
Company Common Stock	11
Company Disclosure Schedule	4
Company Insurance Policies	37
Company Material Adverse Effect	4
Company Preferred Stock	22
Company Reports	24
Company Restricted Shares	15
Company Shareholder Approval	23
Company Shareholders Meeting	57
Company Significant Agreement	34

INDEX OF DEFINED TERMS

(continued)

Page
Company Stock Options	15
Company Stock Plans	15
Corporate Entity	4
Covered Claim	66
CRA	4
CVRs	1
damages	4
Deposit(s)	4
Dissenting Shares	13
EESA	32
Effective Time	11
Election	16
Election Deadline	17
ERISA	30
ERISA Affiliate	30
Exchange Act	25
Exchange Agent	16
Exchange Agent Agreement	16
Exchange Fund	17
Exchange Ratio	5
Expense Reimbursement	63
FDIC	21
Federal Courts	66
Federal Reserve Board	5
Form of Election	16
Form S-1	5
Form S-1 Effectiveness	5
Form S-4	57
GAAP	5
Governmental Entity	6
Holder	16
HSR Act	6
Intellectual Property	6
Interim Final Rule	60
IPO Price	6
Knowledge	6
Leased Premises	6
Letter of Transmittal	18
Lien	6
Loan Documentation	6
Loan Tape	6
Loan(s)	39
Loans	39
Materially Burdensome Regulatory Condition	56
Merger	1

v

INDEX OF DEFINED TERMS

(continued)

Page
Merger Consideration	11
Merger Sub	1
Multiemployer Plan	7
Non-Election Share	12
North Carolina Courts	66
Notice Period	53
Parent	1
Parent Capitalization Date	45
Parent Common Stock	45
Parent Disclosure Schedule	7
Parent Material Adverse Effect	7
Parent Preferred Stock	45
Parent Regulatory Approvals	46
Parent Representatives	56
Parent Share Price	7
Party	7
Pension Plan	30
Per Share Cash Consideration	7
Per Share Stock Consideration	8
Per Share TARP Discount Amount	8
Permits	33
Permits	8
Permitted Liens	38
Person	8
Personal Property	8
Personal Property Leases	8
Pool	40
Previously Disclosed	8
Proprietary Rights	39
Proxy Statement	57
Regulatory Agreement	36
Regulatory Approvals	9
Representative	51
Requisite Regulatory Approvals	24
Sarbanes-Oxley Act	26
SEC	9
Securities Act	25
Shortfall Number	14
SRO	9
Stock Consideration	12
Stock Conversion Number	9
Stock Election	12
Stock Election Share	12
Stock Purchase Plan	15
Subsidiary	21

INDEX OF DEFINED TERMS

(continued)

Page
Superior Proposal	9
Surviving Corporation	1
TARP Discount Amount	9
Tax or Taxes	10
Tax Return	10
Termination Fee	63
Total Parent Shares Issued	10
Treasury Warrant	22
Trust Preferred Securities	24
Voting Debt	22

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”), dated as of March 26, 2012, by and between Southern Community Financial Corporation, a North Carolina corporation (“Company”), Capital Bank Financial Corp, a Delaware corporation (“Parent”), and Winston 23 Corporation, a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Certain capitalized terms have the meanings given to such terms in Article I.

RECITALS

A. WHEREAS, the Boards of Directors of Company and Parent have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

B. WHEREAS, pursuant to the Merger, Parent shall issue to the holders of the Company Common Stock (excluding Parent and Merger Sub) contingent value rights (the “CVRs”) on substantially the terms set forth in Exhibit A; and

C. WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“409A Plan” shall have the meaning stated in Section 3.13(i).

“Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.

“Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to the Company or publicly announced to the Company’s shareholders) by any Person (other than Parent or any of its Affiliates) relating to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination, consolidation or similar transaction) or purchase from the Company by any Person or “Group” (other than Parent or any of its Affiliates) of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than Parent or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the assets, business, revenues, net income, assets or deposits of the Company; or (iii) any liquidation or dissolution of the Company.

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agreement” shall have the meaning stated in the Preamble to this Agreement.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as currently in effect.

“Articles of Merger” shall have the meaning stated in Section 2.2.

“Authorizations” shall have the meaning stated in Section 3.2(a).

“Bank” shall have the meaning stated in Section 3.2(b).

“Bank Charter” shall have the meaning stated in Section 3.2(b).

“BCA” shall have the meaning stated in Section 2.1(a).

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Winston-Salem, North Carolina are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Cancelled Shares” shall have the meaning stated in Section 2.7(c).

“Capitalization Date” shall have the meaning stated in Section 3.3.

“Cash Consideration” shall have the meaning stated in Section 2.7(b)(i).

“Cash Conversion Number” shall be equal to the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) 0.4.

“Cash Election” shall have the meaning stated in Section 2.7(b)(i).

“Cash Election Number” shall have the meaning stated in Section 2.8(a).

“Cash Election Share” shall have the meaning stated in Section 2.7(b)(i).

“CERCLA” shall have the meaning stated in Section 3.20.

“Change in the Company Recommendation” shall have the meaning stated in Section 6.3(c).

“Charge-Offs” shall mean the loans charged off as reflected in the Company Reports, and otherwise derived from the books and records of the Bank in a manner consistent with past practice, with the preparation of the financial statements in the Company Reports and with the Company’s or the Bank’s written policies in effect as of the date of this Agreement.

“Charter” shall have the meaning stated in Section 3.2(a).

“Class B Parent Stock” shall have the meaning stated in Section 4.3.

“Closing” shall have the meaning stated in Section 2.3.

“Closing Date” shall have the meaning stated in Section 2.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning stated in the Preamble to this Agreement.

“Company 10-K” shall have the meaning stated in the definition of Previously Disclosed.

“Company Benefit Plan” shall have the meaning stated in Section 3.13(a).

“Company Board Recommendation” shall have the meaning stated in Section 6.3(b).

“Company Common Stock” shall have the meaning stated in Section 2.7(b).

“Company Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Company to Parent concurrent with the execution and delivery of the Agreement.

“Company Insurance Policies” shall have the meaning stated in Section 3.21.

“Company Material Adverse Effect” shall mean, with respect to any Party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations or business of such Party and its Subsidiaries taken as a whole.

“Company Preferred Stock” shall have the meaning stated in Section 3.3.

“Company Reports” shall have the meaning stated in Section 3.7(a).

“Company Restricted Shares” shall have the meaning stated in Section 2.10.

“Company Shareholder Approval” shall have the meaning stated in Section 3.5(a).

“Company Shareholders Meeting” shall have the meaning stated in Section 6.3(b).

“Company Significant Agreement” shall have the meaning stated in Section 3.1(b).

“Company Stock Options” shall have the meaning stated in Section 2.9.

“Company Stock Plans” shall have the meaning stated in Section 2.9.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company or other organization, whether an incorporated or unincorporated organization.

“Covered Claim” shall have the meaning stated in Section 9.7(b).

“CRA” shall mean the Community Reinvestment Act of 1997.

“CVRs” shall have the meaning stated in the second Recital.

“damages” shall mean all costs, expenses, damages, liabilities, claims, demands, obligations, diminutions in value, fines, awards, judgments, losses, royalties, deficiencies, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses and consultants’ fees and expenses) actually suffered or incurred.

“Deposit(s)” means deposit liabilities with respect to deposit accounts booked by Company or its Subsidiaries, as of the Effective Time, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including collected and uncollected deposits and Accrued Interest.

“Dissenting Shares” shall have the meaning stated in Section 2.7(f).

“EESA” shall have the meaning stated in Section 3.13(k).

“Effective Time” shall have the meaning stated in Section 2.2.

“Election” shall have the meaning stated in Section 2.12(a).

“Election Deadline” shall have the meaning stated in Section 2.12(d).

“ERISA” shall have the meaning stated in Section 3.13(a).

“ERISA Affiliate” shall have the meaning stated in Section 3.13(a).

“Exchange Act” shall have the meaning stated in Section 3.7(a).

“Exchange Agent” shall have the meaning stated in Section 2.12(d).

“Exchange Agent Agreement” shall have the meaning stated in Section 2.12(d).

“Exchange Fund” shall have the meaning stated in Section 2.13.

“Exchange Ratio” shall mean the Per Share Stock Consideration.

“Expense Reimbursement” shall have the meaning stated in Section 8.2(c).

“FDIC” shall have the meaning stated in Section 3.2(b).

“Federal Courts” shall have the meaning stated in Section 9.7(b).

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Form of Election” shall have the meaning stated in Section 2.12(b).

“Form S-1” shall mean the Registration Statement on Form S-1 (File No. 333-175108) filed by Parent.

“Form S-1 Effectiveness” shall mean the date on which the Form S-1 shall have been declared effective by the SEC; provided that no stop orders suspending the effectiveness of the Form S-1 shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

“Form S-4” shall have the meaning stated in Section 6.3(a).

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” shall mean any court, administrative agency, arbitrator or commission or other governmental, prosecutorial or regulatory authority or instrumentality, or any SRO.

“Holder” shall have the meaning stated in Section 2.12.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

“Interim Final Rule” shall have the meaning stated in Section 7.2(f).

“IPO Price” shall mean the initial public offering price of the Parent Common Stock to the public pursuant to an initial public offering conducted pursuant to the Form S-1.

“Knowledge” with respect to Company shall mean the knowledge, after reasonable inquiry, of those individuals set forth on Section 1.1 of the Company Disclosure Schedule.

“Leased Premises” shall mean all parcels of real property leased to Company pursuant to the Real Property Leases.

“Letter of Transmittal” shall have the meaning stated in Section 2.14(a)(i).

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Loan(s)” shall have the meaning stated in Section 3.24(a).

“Loan Documentation” means all Loan files and all documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

“Loan Tape” means a data storage disk produced by Company from its management information systems regarding the Loans.

“Materially Burdensome Regulatory Condition” shall have the meaning stated in Section 6.1(a).

“Merger” shall have the meaning stated in the first Recital.

“Merger Consideration” shall have the meaning stated in Section 2.7(b).

“Merger Sub” shall have the meaning stated in the Preamble to this Agreement.

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Non-Election Share” shall have the meaning stated in Section 2.7(b)(iii).

“North Carolina Courts” shall have the meaning stated in Section 9.7(b).

“Notice Period” shall have the meaning stated in Section 5.3(d)(i).

“Parent” shall have the meaning stated in the Preamble to this Agreement.

“Parent Capitalization Date” shall have the meaning stated in Section 4.3.

“Parent Common Stock” shall have the meaning stated in Section 4.3.

“Parent Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Company to Parent concurrent with the execution and delivery of the Agreement

“Parent Material Adverse Effect” shall mean, with respect to Parent, any event, development, change or effect that prevents, or would be reasonably likely to prevent, Parent from consummating the transactions contemplated hereby.

“Parent Preferred Stock” shall have the meaning stated in Section 4.3.

“Parent Regulatory Approvals” shall have the meaning stated in Section 4.5.

“Parent Representatives” shall have the meaning stated in Section 6.2.

“Parent Share Price” shall mean $22; provided, however, if the IPO Price is less than $21 per share or greater than $29 per share, the Parent Share Price shall equal the product of (i) the IPO Price and (ii) 0.9.

“Party” shall mean any of Parent, the Company, or Merger Sub, and “Parties” shall mean Parent, the Company, and Merger Sub.

“Pension Plan” shall have the meaning stated in Section 3.13(d).

“Per Share Cash Consideration” shall mean $2.875.

“Per Share Stock Consideration” shall mean the quotient obtained by dividing (i) the Total Parent Shares Issued by (ii) the Stock Conversion Number.

“Per Share TARP Discount Amount” shall mean the quotient obtained by dividing (i) the TARP Discount Amount by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Permits” shall have the meaning stated in Section 3.15(a).

“Permitted Liens” shall have the meaning stated in Section 3.22.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Personal Property” means all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries.

“Personal Property Leases” means the leases under which Company or its Subsidiaries lease Personal Property.

“Pool” shall have the meaning stated in Section 3.24(f).

“Previously Disclosed” with respect to (a) any party means information set forth in its Disclosure Schedule and (b) the Company means information publicly disclosed by the Company in (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed by it with the SEC on March 23, 2012 (including all exhibits included or incorporated by reference therein) (the “Company 10-K”), (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, as filed by it with the SEC on May 12, 2011, August 10, 2011, and November 14, 2011, respectively, or (iii) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2011 and publicly available prior to the date of this Agreement (in each case excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

“Proprietary Rights” shall have the meaning stated in Section 3.23.

“Proxy Statement” shall have the meaning stated in Section 6.3(a).

“Regulatory Agreement” shall have the meaning stated in Section 3.17.

“Regulatory Approvals” shall mean the Requisite Regulatory Approvals and the Parent Regulatory Approvals.

“Representative” shall have the meaning stated in Section 5.3(a).

“Requisite Regulatory Approvals” shall have the meaning stated in Section 3.6.

“Sarbanes-Oxley Act” shall have the meaning stated in Section 3.7(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning stated in Section 3.7(a).

“Shortfall Number” shall have the meaning stated in Section 2.8(b).

“SRO” shall mean any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.

“Stock Consideration” shall have the meaning stated in Section 2.7(b)(ii).

“Stock Conversion Number” shall be equal to the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) 0.6.

“Stock Election” shall have the meaning stated in Section 2.7(b)(ii).

“Stock Election Share” shall have the meaning stated in Section 2.7(b)(ii).

“Stock Purchase Plan” shall have the meaning stated in Section 2.11.

“Subsidiary” and “Subsidiaries” shall have the meaning stated in Section 3.2(a).

“Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the board of directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the Company’s shareholders than the Merger and to be reasonably capable of being consummated on the terms proposed, after (i) receiving the advice of outside counsel and a financial advisor and (ii) taking into account all relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal; and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “80%.”

“Surviving Corporation” shall have the meaning stated in the first Recital.

“TARP Discount Amount” shall mean the product of (i) 0.5 and (ii) the excess, if any, of (a) the stated repurchase price of the Company Preferred

Stock and the Treasury Warrant over (b) the purchase price agreed between Parent and the U.S. Department of the Treasury with respect to Parent’s purchase of any or all of the Company Preferred Stock and the Treasury Warrant.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

“Termination Fee” shall have the meaning stated in Section 8.2(d).

“Total Parent Shares Issued” shall mean the quotient obtained by dividing (i) the product of (a) the Stock Conversion Number and (b) $2.875 by (ii) the Parent Share Price.

“Treasury Warrant” shall have the meaning stated in Section 3.3.

“Trust Preferred Securities” shall have the meaning stated in Section 3.5(b).

“Voting Debt” shall have the meaning stated in Section 3.3.

ARTICLE II

THE MERGER; DELIVERY OF MERGER CONSIDERATION

2.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “BCA”) at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger and shall continue its existence as a corporation under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

(b) Parent may at any time change the method of effecting the combination if and to the extent requested by Parent, and Company and Merger Sub agree to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall alter or change the amount or kind of the Merger Consideration provided for in this Agreement.

2.2 Effective Time. The Merger shall become effective as of the date set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the State of North Carolina. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

2.3 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a date no later than five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

2.4 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.5 Directors and Officers. Subject to applicable law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.6 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the BCA.

2.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

(a) No Effect on Parent Common Stock. Each share of Parent Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) Conversion of Company Common Stock. Each common share, no par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall, subject to Section 2.8, be converted into the right to receive the following consideration (the “Merger Consideration”):

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.12 (each, a “Cash Election Share”), or which is otherwise to receive cash consideration in accordance with the terms of this Agreement, shall be converted into the right to receive a CVR and to receive in cash from Parent an amount equal to the sum of (i) the Per Share Cash Consideration (the “Cash Consideration”) and (ii) the Per Share TARP Discount Amount.

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked pursuant to Section 2.12 (each, a “Stock Election Share”), or which is otherwise to receive stock consideration in accordance with the terms of this Agreement, shall be converted into the right to receive, subject to adjustment in accordance with Section 2.7(e), (i) a number of shares of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Per Share Stock Consideration (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.14(f), the “Stock Consideration”), (ii) the Per Share TARP Discount Amount and (iii) a CVR.

(iii) Each share of Company Common Stock with respect to which neither a Cash Election or a Stock Election has been properly made and not revoked pursuant to Section 2.12 (each a “Non-Election Share”) shall be converted into the right to receive from Parent a CVR, the Per Share TARP Discount Amount and such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 2.8.

(c) Cancellation of Certain Shares of Company Common Stock. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by Parent, Merger Sub, Company or any wholly owned subsidiaries of Company or Parent (other than (i) shares of Company Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of Company Common Stock held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d) Conversion of Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, following which, the Surviving Corporation shall be a wholly owned Subsidiary of Parent. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased,

changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration, Exchange Ratio and other dependent items, as applicable.

(f) Dissenting Shares. Notwithstanding any other provision contained in this Agreement, shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has perfected his or her right to dissent under the BCA and has not effectively withdrawn or lost such right as of the Effective Date (any such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.7(b) and instead shall be entitled to such rights (but only such rights) as are granted by the BCA (unless and until such shareholder shall have failed to perfect, or shall have effectively withdrawn or lost, such shareholder’s right to dissent from the Merger under the BCA) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the BCA. If any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such shareholder shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such shareholder’s right to dissent from the Merger after the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion (subject to Section 2.7(g)). Company shall give Parent (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer for settle or otherwise negotiate any such demands.

(g) Preferred Stock; Warrant. Each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger. The Merger shall have the effects on the Treasury Warrant set forth in the Treasury Warrant.

2.8 Proration. Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock that shall be converted into the right to receive the Cash Consideration pursuant to Section 2.7 (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) shall be equal to the Cash Conversion Number, and the number of shares of Company Common Stock that shall be converted into the right to receive the Stock Consideration pursuant to Section 2.7 shall be equal to the Stock Conversion Number. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(a) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the excess, if any, of the Cash Conversion Number over the number of Dissenting Shares determined as of the Effective Time and the denominator of which is the number of Cash Election Shares (with the Exchange Agent to determine, consistent with this Section 2.8, whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(b) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration and (ii) all Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(i) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of the number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with this Section 2.8, whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(ii) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election shares (with the Exchange Agent to determine, consistent with this Section 2.8, whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.9 Stock Options. As soon as practicable following the date of this Agreement, the board of directors of the Company (or the appropriate committee thereof) shall take all necessary actions, including adopting any necessary resolutions and amendments, to provide that effective as of ten Business Days prior to the Election Deadline, all outstanding options to purchase shares of Company Common Stock (“Company Stock Options”) granted under the Company’s 1997 Incentive Stock Option Plan, the 1997 Nonstatutory Stock Option Plan, the 2002 Incentive Stock Option Plan, the 2002 Nonstatutory Stock Option Plan and the 2006 Nonstatutory Stock Option Plan (collectively with the Company’s Restricted Stock Plan, the “Company Stock Plans”), shall vest in full and become exercisable, such that each holder thereof may elect to exercise his or her Company Stock Options prior to the Election Deadline and have the shares of Company Common Stock received in respect thereof treated in accordance with Section 2.7 of this Agreement. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option that is outstanding immediately prior to the Effective Time shall automatically be cancelled at the Effective Time and converted into the right to receive, as soon as practicable following the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Stock Option and (ii) the excess, if any, of (A) the Per Share Cash Consideration over (B) the exercise price per share of such Company Stock Option, less applicable tax withholding. Prior to the Effective Time, the board of directors of the Company shall take all necessary actions to ensure that following the Effective Time no rights remain outstanding to acquire or receive Company Common Stock (or payments in respect thereof) under the Company Stock Plan or otherwise.

2.10 Restricted Stock Awards. As of immediately prior to the Effective Time, each restricted share of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under the Company’s Restricted Stock Plan that is outstanding as of such time (collectively, the “Company Restricted Shares”) shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of Company Common Stock that was formerly a Company Restricted Share shall be entitled to receive the Merger Consideration determined in accordance with Section 2.7 of this Agreement based on the holder’s election in accordance with Section 2.12 of this Agreement; provided, however, that, upon the lapsing of restrictions with respect to each such Company Restricted Share, the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions. Prior to the Effective Time, the board of directors of the Company shall take all necessary actions to ensure that following the Effective Time no rights remain outstanding to acquire or receive Company Common Stock (or payments in respect thereof) under the Company Stock Plan or otherwise.

2.11 Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the board of directors of the Company (or the appropriate committee thereof) shall take all necessary actions, including adopting any necessary resolutions and amendments, to (i) terminate the 2002 Employee Stock Purchase Plan (the “Stock Purchase Plan”) as of no later than immediately prior to the Effective Time, (ii) ensure that no option period under the Stock Purchase Plan shall be commenced on or after the date of this Agreement, (iii) if the Effective Time shall occur prior to the end of the option periods in existence under the Stock Purchase Plan on the date of this Agreement, cause a new exercise date to be set under the Stock Purchase Plan, which date shall be the end of the payroll period that is at least ten (10) Business Days prior to the anticipated Effective Time, (iv) prohibit participants in the Stock Purchase Plan from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Stock Purchase Plan in accordance with the terms and conditions of the Stock Purchase Plan), (v) provide that the amount of the accumulated contributions of each participant under the Stock Purchase Plan as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the Stock Purchase Plan (as amended pursuant to this Section 2.11), be refunded to such participant as promptly as practicable following the Effective Time (without interest); and (vi) ensure that no current or former employees, officers, directors or other service providers of Company and its Subsidiaries or their beneficiaries have any right to receive shares of Parent Common Stock under the Stock Purchase Plan.

2.12 Election Procedures. Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.12 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Parent shall prepare a form reasonably acceptable to Company (the “Form of Election”) which shall be mailed to record holders of Company Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) Parent shall make the Form of Election initially available not less than twenty (20) Business Days prior to the anticipated Election Deadline and shall use commercially reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by Parent and reasonably acceptable to Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Company shareholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole discretion. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that Parent and Company shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date.

(e) Any Company shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock (neither Parent nor Company nor the Exchange Agent being under any duty to notify any shareholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Company shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or Company that this Agreement has been terminated in accordance with Article VIII.

(g) Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Company shareholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.7, (iii) the issuance and delivery of certificates representing the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration, of cash for the TARP Discount Amount, and cash in lieu of fractional shares of Parent Common Stock.

2.13 Merger Consideration. At or prior to the Effective Time, Parent shall make available to the Exchange Agent, (i) certificates representing the number of shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.14(f)), and (iii), if the TARP Discount Amount has been determined, immediately available funds equal to the TARP Discount Amount (collectively, the “Exchange Fund”). If the TARP Discount Amount has not been determined prior to the Effective Time, Parent shall make available to the Exchange Agent immediately available funds equal to the TARP Discount Amount within a commercially reasonable time after Parent shall have determined the TARP Discount Amount.

Parent shall instruct the Exchange Agent to timely pay the Cash Consideration, such cash in lieu of fractional shares, and the TARP Discount Amount in accordance with this Agreement.

2.14 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor who did not properly complete and submit an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.14(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.14(c).

(b) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration (elected or deemed elected by it, subject to, and in accordance with Sections 2.7 and 2.8) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.14(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.7 and the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.7. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargain-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) that, except as Previously Disclosed:

3.1 Disclosure. On or prior to the date hereof, the Company delivered to Parent the Company Disclosure Schedule.

3.2 Organization and Authority.

(a) The Company is, and at the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Company is a bank holding company duly registered under the BHCA. The Company has, and at the Closing Date will have, the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary approvals, orders, licenses, certificates, permits and other governmental authorizations (collectively, the “Authorizations”) to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and at

the Closing Date will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by the Company requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Company Material Adverse Effect. The Articles of Incorporation, as amended, of the Company (the “Charter”) comply in all material respects with applicable law. A complete and correct copy of the Charter and bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Parent. The Company’s direct and indirect subsidiaries (other than the Bank) (each a “Subsidiary” and collectively the “Subsidiaries”) are listed on Section 3.2(a) of the Company Disclosure Schedule.

(b) Southern Community Bank and Trust (the “Bank”) is a wholly owned subsidiary of the Company and is a corporation and state chartered bank duly organized, validly existing and in good standing under the Laws of the State of North Carolina. The deposit accounts of the Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”); all premiums and assessments required to be paid in connection therewith have been paid when due; and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of the Company, threatened. The Bank has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed, except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Company Material Adverse Effect. The Bank is duly licensed or qualified to do business and in good standing in all jurisdictions in which the nature of the activities conducted by the Bank requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Company Material Adverse Effect. The articles of incorporation (“Bank Charter”) of the Bank complies in all material respects with applicable law. A complete and correct copy of the Bank Charter and the bylaws of the Bank, as amended and as currently in effect, has been delivered or made available to Parent.

(c) Each of the Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each such Subsidiary has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as Previously Disclosed, except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions in which the nature of the activities conducted by such Subsidiary requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Company Material Adverse Effect. The charter, articles or certificate of incorporation, certificate of trust or other organizational document of each Subsidiary comply in all material respects with applicable Law. A complete and correct copy of the charter, articles or certificate of incorporation or certificate of trust and bylaws of each Subsidiary (or similar governing documents), as amended and as currently in effect, has been delivered or made available to Parent.

3.3 Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value, of the Company (the “Company Preferred Stock”). As of the close of business on March 1, 2012 (the “Capitalization Date”), there were 16,859,825 shares of Company Common Stock outstanding (which includes 103,500 Company Restricted Shares), 541,650 shares of Company Common Stock subject to outstanding Company Stock Options and 42,750 shares of Series A Company Preferred Stock outstanding. Since the Capitalization Date and through the date of this Agreement, except in connection with this Agreement and the transactions contemplated hereby, and as set forth in Section 3.3 of the Company Disclosure Schedule, the Company has not (1) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, (2) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (3) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock or Company Preferred Stock. As of the close of business on the Capitalization Date, other than in respect of shares of Common Stock reserved for issuance in connection with any stock option or other equity incentive plan in respect of which an aggregate of no more than 854,111 shares of Common Stock have been reserved for issuance and an additional 799,170 shares reserved for issuance under the Stock Purchase Plan, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Company Common Stock or Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (A) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, (B) the warrant to purchase up to 1,623,418 shares of Company Common Stock sold by the Company to the Treasury pursuant to that certain Letter Agreement and Securities Purchase Agreement dated as of December 5, 2008 (the “Treasury Warrant”) or (C) as set forth elsewhere in this Section 3.3 or on the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Company Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). Section 3.3 of the Company Disclosure Schedule sets forth a table listing the outstanding series of trust preferred and subordinated debt securities of the Company and the Bank and certain information with respect thereto, including the holders of such securities as of the date of this Agreement if known to the Company, and all such information is accurate and complete to the Knowledge of the Company and the Bank.

3.4 Subsidiaries. With respect to the Bank and each of the Subsidiaries, (1) all the issued and outstanding shares of such entity’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (2) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, shares of such entity’s capital stock, any other equity security or any Voting Debt, or any such options, rights, convertible securities or obligations. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Bank and the Subsidiaries, free and clear of all Liens. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person that is not a Subsidiary or the Bank.

3.5 Authorization.

(a) The Company has the full legal right, corporate power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which the Company will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that this Agreement is advisable and in the best interests of the Company and its shareholders and has directed that this Agreement be submitted to the Company’s shareholders for approval and adoption at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. This Agreement has been, and the other agreements referenced herein to which the Company will be a party, when executed, will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is and will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement and the other agreements referenced herein to which it will be a party, the performance by it of their obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby, including the plan of merger contained in this Agreement, other than receipt of the affirmative vote of the holders of a majority of shares of Company Common Stock entitled to vote to adopt and approve the plan of merger contained in this Agreement (the “Company Shareholder Approval”).

(b) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the material properties or assets of the Company, the Bank or any Subsidiary under any of the terms, conditions or provisions of (i) its charter or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Subsidiary or (ii) except as set forth in Section 3.5(b) of the Company Disclosure Schedule, and except for defaults that would not have nor reasonably be expected to have a Company Material Adverse Effect, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Bank or any Subsidiary is a party or by which it may be bound, including without limitation the trust preferred securities issued by Southern Community Capital Trust II and Southern Community Capital Trust III or the related indentures (collectively, the “Trust Preferred Securities”), or to which the Company, the Bank or any Subsidiary or any of the properties or assets of the Company, the Bank or any Subsidiary may be subject, or (B) except for violations that have not had a Company Material Adverse Effect, assuming the consents referred to in Section 3.6 are duly obtained, violate any Law applicable to the Company, the Bank or any Subsidiary or any of their respective properties or assets.

3.6 Consents and Approvals. Except for (i) the approval by the Federal Reserve Board under the BHCA, (ii) the notices, consents, approvals, waivers, authorizations, filings and registrations set forth in Section 3.6 of the Company Disclosure Schedule, (iii) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the BCA and (iv) if required, any approvals or filings required by the HSR Act (such consents or approvals, the “Requisite Regulatory Approvals”), no governmental or any other material consents, approvals, authorizations, applications, registrations and qualifications are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement. Other than the securities or blue sky laws of the various states and the Requisite Regulatory Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity or SRO, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

3.7 Reports.

(a) Since December 31, 2008, the Company, the Bank and each Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity or SRO having jurisdiction over the Company (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities or SROs. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, to the Knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity or any SRO with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, to the Knowledge of the Company, the Company Reports were complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. No executive officer of the Company, the Bank or any Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Copies of all Company Reports not otherwise publicly filed have, to the extent allowed by applicable law, been made available to Parent by the Company. Except for normal examinations conducted by a Governmental Entity or SRO in the regular course of the business of the Company, the Bank and the Subsidiaries, no Governmental Entity or SRO has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company, the Bank or any Subsidiary since December 31, 2008. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no unresolved violation, criticism or exception by any Governmental Entity or SRO with respect to any report or statement relating to any examinations of the Company, the Bank or any of the Subsidiaries.

(b) The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, the Bank and the Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Bank and the Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2008, (A) none of the Company, the Bank or any Subsidiary or, to the Knowledge of the Company or the Bank, any director, officer, employee, auditor, accountant or representative of the Company, the Bank or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, the Bank or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company, the Bank or any Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, the Bank or any Subsidiary, whether or not employed by the Company, the Bank or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as amended and the rules and regulations promulgated thereunder and as of the date of this Agreement. The Company has no Knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

3.8 Financial Statements.

(a) The Company has previously made available to Parent copies of the consolidated statements of financial condition of the Company, the Bank and the Subsidiaries as of December 31 for the fiscal years 2008, 2009, 2010 and 2011, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity, and of cash flows for the fiscal years 2009 through 2011, inclusive, as reported in the Company 10-K, in each case accompanied by the audit report of Dixon Hughes Goodman LLP. The December 31, 2011 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company, the Bank and the Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.8 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations, comprehensive income, changes in shareholders’ equity, cash flows and the consolidated financial position of the Company, the Bank and the Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) in all material respects complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. There is no transaction, arrangement or other relationship between the Company, the Bank or any Subsidiary and an unconsolidated or other Affiliated entity that is not reflected on the financial statements specified in this Section 3.8. The books and records of the Company, the Bank and the Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable law and GAAP accounting requirements and reflect only actual transactions. Dixon Hughes Goodman LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Dixon Hughes Goodman LLP, who has expressed its opinion with respect to the consolidated financial statements contained in the Company 10-K, is as of the date of such opinion a registered independent public accountant, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Accounting Oversight Board.

3.9 Undisclosed Liabilities. Except as set forth in Section 3.9 of the Company Disclosure Schedule, none of the Company, the Bank or any of the Subsidiaries has any liabilities or obligations of any nature and is not an obligor under any guarantee, keepwell or other similar agreement (absolute, accrued, contingent or otherwise) except for (1) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of December 31, 2010, (2) current liabilities that have arisen since December 31, 2011 in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary and (3) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements made in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary.

3.10 Absence of Certain Changes. Since December 31, 2010, except as Previously Disclosed, (a) the Company, the Bank and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with prior practice, (b) none of the Company, the Bank or any Subsidiary has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (c) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock or as contemplated by Section 3.3 of this Agreement, the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests, (d) no fact, event, change, condition, development, circumstance or effect has occurred that has had a Company Material Adverse Effect and (e) no material default (or event that, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company, the Bank or any Subsidiary or, to their Knowledge, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Company Significant Agreement that would, individually or in the aggregate, constitute a Company Material Adverse Effect.

3.11 Legal Proceedings. Except as set forth in Section 3.11 of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (1) against the Company, the Bank or any Subsidiary (excluding those of the type contemplated by the following clause (2)) that, if adversely determined, would reasonably be expected to result in damages, costs or any other liability owed by the Company, the Bank or such Subsidiary, as applicable, in excess of $50,000 individually or $1,000,000 in the aggregate or (2) as of the date hereof, challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, the Bank, any Subsidiary or the assets of the Company, the Bank or any Subsidiary. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company, the Bank or any Subsidiary.

3.12 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed (including, pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. Each of the Company and its Subsidiaries have paid in full, or made adequate provision in the financial statements of the Company (in accordance with GAAP) for, all Taxes shown as due on such Tax Returns.

(b) No audits or material investigations by any taxing authority relating to any Tax Returns of any of the Company or any of its Subsidiaries is in progress, nor has the Company or any of its Subsidiaries received notice from any taxing authority of the commencement of any audit not yet in progress. No material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by, or Tax Returns of, the Company and its Subsidiaries which deficiencies have not since been resolved.

(c) There are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

(d) None of the Company or its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) None of the Company or its Subsidiary has engaged in any transaction that is the same as or substantially similar to a “listed transaction” for United States federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4. None of the Company or its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local Law. None of the Company, the Bank or any of the Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

(f) To the Company’s Knowledge, the Company and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9.

(g) No claim has been made by a taxing authority in writing to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries, as the case may be, does not file Tax Returns that the Company or any of such Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction.

(h) None of the Company or any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made.

(i) To the Company’s Knowledge, none of the Company or any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign Law). Each of the Company, the Bank and its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(j) There are no outstanding powers of attorney enabling any person or entity not a party to this Agreement to represent the Company or any Subsidiary with respect to Tax matters.

(k) None of the Company or any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Code Section 481 or any similar provision.

(l) None of the Company or any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code, provided that the Company makes no representations as to whether the execution of this Agreement or the consummation of the transactions contemplated hereby will constitute an “ownership change” under Section 382(g) of the Code.

3.13 Employee Benefit Plans.

(a) (A) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all laws and regulations applicable to each such Company Benefit Plan; and (B) each Company Benefit Plan has been administered in all material respects in accordance with its terms. “Company Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, fringe benefit, or other compensation or employee benefit plan, program, agreement, arrangement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates is party, whether written or oral, for the benefit of any director, former director, consultant, former consultant, employee or former employee of the Company, the Bank or any Subsidiaries.

(b) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents, to the extent applicable: (i) a copy of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written Company Benefit Plan, a description thereof); (ii) a copy of the two most recent annual reports and actuarial reports, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent summary plan description required under ERISA with respect thereto; (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under section 401 of the Code.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, no claim has been made, or to the Knowledge of the Company threatened, against the Company, the Bank or any Subsidiary related to the employment and compensation of employees or any Company Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan other than ordinary course claims for benefits.

(d) Except for matters that, individually or in the aggregate, have not had a Company Material Adverse Effect, (i) no Company Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Pension Plan”) had, as of the respective last annual valuation date for each such the Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent, (ii) none of the Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of the Company, the Bank, any Subsidiary, any officer of the Company, the Bank or any Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Pension Plans, any trust created thereunder or, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, the Bank, any Subsidiary or any officer of the Company, the Bank or any Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable law, (iv) no Company Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate any Company Benefit Plans and trusts, (v) no Company Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Company Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any the Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither the Company, the Bank nor any Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Multiemployer Plan.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the Company, the Bank nor any Subsidiary has incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for Company Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable State benefit continuation laws.

(f) Each Company Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that could reasonably be expected to jeopardize any such qualification or exemption.

(g) None of the Company, the Bank or any Subsidiary, any Company Benefit Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which the Company, the Bank or any Subsidiary, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

(h) There has been no material failure of a Company Benefit Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code).

(i) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of section 409A(d)(1) of the Code (a “409A Plan”) complies in all material respects with the requirements of section 409A of the Code and the guidance promulgated thereunder. From January 1, 2005 through December 31, 2008, each 409A Plan and any award thereunder was maintained in good faith operational compliance with the requirements of (i) section 409A of the Code and (ii) (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1. From and after January 1, 2009, each 409A Plan and any award thereunder has been maintained in operational compliance with the requirements of section 409A of the Code the final regulations issued thereunder. As of and since December 31, 2008, each 409A Plan and any award thereunder has been in documentary compliance with the requirements of section 409A of the Code and the final regulations issued thereunder. No payment to be made under any 409A Plan is or will be subject to the interest and additional tax payable pursuant to section 409A(a)(1)(B) of the Code. None of the Company, the Bank or any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by section 409A(a)(1)(B) of the Code.

(j) (i) Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company, the Bank or any Subsidiary from the Company, the Bank or any Subsidiary under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits or (E) result in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust and (ii) none of the Company, the Bank or any Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate any Company Benefit Plan or receive a reversion of assets from any Company Benefit Plan or related trust. None of the Company, the Bank or any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of excise taxes imposed by Section 4999 of the Code. Section 3.13(j) of the Company Disclosure Schedule sets forth a complete schedule of the name, current annual base salary and applicable severance or change in control multiple for each current or former employee of the Company who may be entitled to payments or benefits as a result of the transactions contemplated by this Agreement, either alone or in combination with any other event or events.

(k) The Company, the Bank and the Subsidiaries will be in compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively “EESA”). Each employee of the Company and the Bank who was an SEO within the meaning of the EESA in 2008 has executed a waiver of claims against the Company and the Bank with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.

3.14 Labor Matters.

(a) Employees of the Company, the Bank and the Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company, the Bank or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the Company’s Knowledge threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or to the Company’s Knowledge threatened against or involving the Company, the Bank or any Subsidiary. The Company, the Bank and each Subsidiary believe that their relations with their employees are good. No executive officer of the Company, the Bank or any Subsidiary has notified the Company, the Bank or any Subsidiary that such officer intends to leave the Company, the Bank or any Subsidiary or otherwise terminate such officer’s employment with the Company, the Bank or any Subsidiary. No executive officer of the Company, the Bank or any Subsidiary is, or to the Company’s Knowledge is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company, the Bank or any Subsidiary to any liability with respect to any of the foregoing matters.

(b) The Company, the Bank and the Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs. The Company is in compliance in all material respects with all applicable laws respecting employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements and there are no pending or, to the Knowledge of the Company, threatened controversies or other Actions with respect to any such matters.

3.15 Compliance with Law.

(a) The Company, the Bank and each Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of (“Permits”), and have made all filings, applications and registrations with, Governmental Entities and SROs that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, and are in compliance with all of such Permits. Each of the Company, the Bank and each Subsidiary is and has been in compliance with and is not in default or violation of, and none of them is, to the Knowledge of the Company, under investigation with respect to or, to the Knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable domestic (federal, state or local) or foreign Law or order, demand, writ, injunction, decree or judgment of any Governmental Entity or SRO. Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction on the business or properties of the Company, the Bank or any Subsidiary. Except as set forth in Section 3.15 of the Company Disclosure Schedule, since December 31, 2009, none of the Company, the Bank or any Subsidiary has received any notification or communication from any Governmental Entity or SRO (A) asserting that the Company, the Bank or any Subsidiary is not in material compliance with any applicable law, (B) to the Company’s Knowledge, threatening to revoke any permit, license, franchise, authorization, order or approval, or (C) to the Company’s Knowledge, threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(b) Except as would not be material to the Company, the Bank and the Subsidiaries, taken as a whole, the Bank and each Subsidiary have properly administered all accounts for which the Bank or any Subsidiary acts as a fiduciary, including accounts for which the Bank or any Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law in all material respects. None of the Bank or any Subsidiary, or any director, officer or employee of the Bank or any Subsidiary, has committed any breach of trust with respect to any such fiduciary account that would be material to the Bank and the Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c) Company and each insured depository Subsidiary of Company is “well-capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)), and the institution’s CRA rating is no less than “satisfactory.” Neither Company nor any Company Subsidiary has been informed that its status as “satisfactory” for CRA purposes will change within one year. All deposit liabilities of Company and its Subsidiaries are insured by the Federal Deposit Insurance Corporation to the fullest extent under the law. Company and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

3.16 Commitments and Contracts.

(a) The Company has Previously Disclosed or made available to Parent or its representatives true, correct and complete copies of, each of the following written contracts to which the Company, the Bank or any Subsidiary is a party (each, a “Company Significant Agreement”):

(i) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

(ii) any contract or agreement with respect to the employment or service of any current or former directors, officers, or consultants of the Company, the Bank or any of the Subsidiaries;

(iii) any contract or agreement with any director, officer, or Affiliate of the Company, the Bank or any of the Subsidiaries;

(iv) any contract or agreement materially limiting the freedom of the Company, the Bank or any Subsidiary to engage in any line of business or to compete with any other person or prohibiting the Company, the Bank or any Subsidiary from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(v) any contract or agreement with a labor union or guild (including any collective bargaining agreement);

(vi) any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company, the Bank or the Subsidiaries other than other real estate owned, or obligates the Company or any Subsidiary (or, after the consummation of the transactions contemplated by this Agreement, Parent or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis;

(vii) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company, the Bank or any Subsidiary is a lender, borrower or guarantor other than those entered into in the ordinary course of business for an amount not exceeding $1,000,000;

(viii) any contract or agreement entered into since January 1, 2005 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company, the Bank or any of the Subsidiaries;

(ix) any agreement of guarantee, support or indemnification by the Company, the Bank or any Subsidiary, assumption or endorsement by the Company, the Bank or any Subsidiary of, or any similar commitment by the Company, the Bank or any Subsidiary with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than those entered into in the ordinary course of business;

(x) any alliance, cooperation, joint venture, stockholders’ partnership or similar agreement involving a sharing of profits or losses relating to the Company, the Bank or any Subsidiary;

(xi) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company, the Bank or any Subsidiary; and

(xii) any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement.

(b) Each of the Company Significant Agreements has been duly and validly authorized, executed and delivered by the Company, the Bank or any Subsidiary and is binding on the Company, the Bank and the Subsidiaries, as applicable, and to the Company’s Knowledge, is in full force and effect. The Company, the Bank and each of the Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company

Significant Agreement. As of the date hereof, none of the Company, the Bank or any of the Subsidiaries has received notice of any material violation or default (or any condition that with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement. No other party to any Company Significant Agreement is, to the Knowledge of the Company, in default in any material respect thereunder.

3.17 Agreements with Regulatory Agencies. Except as set forth in Section 3.17 of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity or SRO (each item in this sentence, a “Regulatory Agreement”), nor has the Company, the Bank or any Subsidiary been advised since December 31, 2008 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Except as set forth in Section 3.17 of the Company Disclosure Schedule, to the Company’s Knowledge, the Company, the Bank and each Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and none of the Company, the Bank or any Subsidiary has received any notice from any Governmental Entity or SRO indicating that either the Company, the Bank or any Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

3.18 Investment Company; Investment Adviser. Neither the Company, the Bank nor any Subsidiary is required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Company, the Bank nor any Subsidiary is required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act of 1940, as amended, or in another capacity thereunder with the SEC or any other Governmental Entity.

3.19 Derivative Instruments. All material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of the Bank or one or more of the Subsidiaries, were entered into (1) only in the ordinary and usual course of business and consistent with past practice, (2) in accordance with commercially reasonable banking practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company, the Bank or one of the Subsidiaries, enforceable in accordance with its terms. None of the Company, the Bank or the Subsidiaries, or, to the Knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

3.20 Environmental Liability. To the Company’s Knowledge, the Company, the Bank and the Subsidiaries have, and at the Closing Date will have, complied in all material respects with all laws, regulations, ordinances and orders relating to public health, safety or the environment (including without limitation all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances, pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), the violation of which would or might have a material impact on the Company, the Bank or any Subsidiary or the consummation of the transactions contemplated by this Agreement. There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company, the Bank or any Subsidiary, any liability or obligation of the Company, the Bank or any Subsidiary with respect to any environmental health or safety matter or any private or governmental, environmental health or safety investigation or remediation activity of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s Knowledge, threatened against the Company, the Bank or any Subsidiary or any property in which the Company, the Bank or any Subsidiary has taken a security interest the result of which has had a Company Material Adverse Effect; to the Company’s Knowledge, there is no reasonable basis for, or circumstances that could reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s Knowledge, none of the Company, the Bank or any Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party that could impose any such environmental obligation or liability.

3.21 Insurance. The Company, the Bank and each of the Subsidiaries maintain, and have maintained for the two years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company, the Bank and the Subsidiaries reasonably believe are adequate for their respective businesses and as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations, including, but not limited to, insurance covering all real and personal property owned or leased by the Company, the Bank and any Subsidiary against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business. True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company, the Bank and the Subsidiaries, excluding such policies pursuant to which the Company, the Bank, any Subsidiary or an Affiliate of any them acts as the insurer and that are identified with respective expiration dates on Section 3.21 of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), and all correspondence relating to any material claims under the Company Insurance Policies, have been previously made available to Parent. All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been timely paid, and there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company, the Bank or any of the Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary. None of the Company, the Bank or any of the Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened, and, except as set forth in on Section 3.21 of the Company Disclosure Schedule, there is no claim for coverage by the Company, the Bank or any of the Subsidiaries, pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.

3.22 Title to Property. The Company, the Bank and the Subsidiaries have good and marketable title to all real properties and transferable title to all other properties and assets, tangible or intangible, owned by them (other than any assets or properties classified as other real estate owned) that are material to the operation of their businesses, in each case free from Liens (other than (i) Liens for current taxes and assessments not yet past due or being contested in good faith, (ii) inchoate Liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company, the Bank or such Subsidiary consistent with past practice for sums not yet delinquent or being contested in good faith by appropriate proceedings and (iv) Liens with respect to tenant personal property, fixtures and/or leasehold improvements at the subject premises arising under state statutes and/or principles of common law (collectively, “Permitted Liens”)) that would impair in any material respect the value thereof or interfere with the use made or to be made thereof by them in any material respect. The Company, the Bank and the Subsidiaries own, lease or otherwise have valid easement rights to use all properties as are necessary to their operations as now conducted. To the Knowledge of the Company, the Company, the Bank and the Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them in any material respect. None of the Company, the Bank or any Subsidiary or, to the Knowledge of the Company, any other party thereto is in default in any material respect under any lease described in the immediately preceding sentence. There are no condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, threatened in writing, with respect to any of the real properties owned, or to the Company’s Knowledge, any of the real properties leased, by the Company, the Bank or any of the Subsidiaries. None of the Company, the Bank or any of the Subsidiaries has, within the last two (2) years, made any material title claims, or has outstanding any material title claims, under any policy of title insurance respecting any parcel of real property.

3.23 Intellectual Property. The Company, the Bank and the Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Proprietary Rights”) used in the conduct of the business of the Company, the Bank and the Subsidiaries as now conducted, except where the failure to own such Proprietary Rights would not have any material impact on the Company, the Bank or any Subsidiary. The Company, the Bank and the Subsidiaries have the right to use all Proprietary Rights used in or necessary for the conduct of their respective businesses without infringing the rights of any person or violating the terms of any licensing or other agreement to which the Company, the Bank or any Subsidiary is a party, except for such infringements or violations that have not had a Company Material Adverse Effect, and, to the Company’s Knowledge, no person is infringing upon any of the Proprietary

Rights, except where the infringement of or lack of a right to use such Proprietary Rights would not have any material impact on the Company, the Bank or any Subsidiary. Except as Previously Disclosed, no charges, claims or litigation have been asserted or, to the Company’s Knowledge, threatened against the Company, the Bank or any Subsidiary contesting the right of the Company, the Bank or any Subsidiary to use, or the validity of, any of the Proprietary Rights or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to the Company’s Knowledge, no valid basis exists for the assertion of any such charge, claim or litigation. All licenses and other agreements to which the Company, the Bank or any Subsidiary is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Company, the Bank or such Subsidiary, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event that, with notice or lapse of time, or both, would constitute a default) by the Company, the Bank or any Subsidiary under any license or other agreement affecting Proprietary Rights used in or necessary for the conduct of the business of the Company, the Bank or any Subsidiary, except for defaults, if any, which would not have any material impact on the Company, the Bank or any Subsidiary. The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights and the current terms thereof will not be affected by the transactions contemplated by this Agreement.

3.24 Loans.

(a) Except as set forth in Section 3.24 of the Company Disclosure Schedule, as of March 1, 2012, none of the Company, the Bank or any Subsidiary is a party to (i) any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”)), other than any Loan the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of December 31, 2011, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan in excess of $100,000 with any director, executive officer or five percent or greater shareholder of the Company, the Bank or any Subsidiary, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.24 of the Company Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $100,000 of the Company, the Bank or any of the Subsidiaries that as of December 31, 2011 were classified by the Company or the Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of December 31, 2011 and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company, the Bank and the Subsidiaries that as of December 31, 2011 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of December 31, 2011 and (z) each asset of the Company or the Bank that as of December 31, 2011 was classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan of the Company, the Bank or any of the Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the Company’s and the Bank’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and to the Company’s Knowledge, in material compliance with all applicable requirements of federal, state and local Laws, regulations and rules.

(d) Except as set forth in Section 3.24(d) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company, the Bank or any of the Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.

(e) Each of the Company, the Bank and the Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(f) To the Knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company, the Bank or any of the Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(g) The information with respect to each Loan set forth in the Loan Tape, and, to the Knowledge of the Company, any third party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of December 31, 2010.

3.25 Anti-takeover Provisions Not Applicable. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions to be consummated pursuant to this Agreement from, and this Agreement and the transactions contemplated hereby are exempt from, any anti-takeover or similar provisions of the Charter, and its bylaws and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws and regulations of any state, including the BCA.

3.26 Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained or that any Required Approval will not be granted without the imposition of a Burdensome Condition, provided, however, that the Company makes no representation or warranty with respect to the management, capital or ownership structure of Parent or any of its Affiliates.

3.27 Brokers and Finders. Except as set forth in Section 3.27 of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company, the Bank or any Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

3.28 Related Party Transactions.

(a) Except as set forth in Section 3.28(a) of the Company Disclosure Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, none of the Company, the Bank or any of the Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (A) affiliate, (B) insider or related interest of an insider, (C) shareholder owning 5% or more of the outstanding Common Stock or related interest of such a shareholder, or (D) to the Knowledge of the Company, and other than credit and consumer banking transactions in the ordinary course of business, employee who is not an executive officer. For purposes of the preceding sentence, the term “affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended.

(b) To the Company’s Knowledge, except as set forth in Section 3.28(b) of the Company Disclosure Schedule, the Bank is in compliance with, and has since December 31, 2008, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

3.29 Customer Relationships.

(a) Each trust or wealth management customer of the Company, the Bank or any Subsidiary has been in all material respects originated and serviced (A) in conformity with the applicable policies of the Company, the Bank and the Subsidiaries, (B) in accordance with the terms of any applicable instrument or agreement governing the relationship with such customer, (C) in accordance with any instructions received from such customers, (D) consistent with each customer’s risk profile and (E) to the Company’s Knowledge, in compliance with all applicable laws and the Company’s, the Bank’s and the Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary has been duly and validly executed and delivered by the Company, the Bank and each Subsidiary and, to the Knowledge of the Company, the other contracting parties, each such instrument of agreement constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity, and the Company, the Bank and the Subsidiaries and to the Company’s Knowledge, the other parties thereto have duly performed in all material respects their obligations thereunder and the Company, the Bank and the Subsidiaries and to the Company’s Knowledge, such other person is in compliance with each of the terms thereof.

(b) No instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary provides for any material reduction of fees charged (or in other compensation payable to the Company, the Bank or any Subsidiary thereunder) at any time subsequent to the date of this Agreement.

(c) None of the Company, the Bank or any Subsidiary or any of their respective directors or senior officers (A) is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company, the Bank or any Subsidiary or (B) is a party to any contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company, the Bank or any Subsidiary after the Closing Date.

(d) Each account opening document, margin account agreement, investment advisory agreement and customer disclosure statement with respect to any trust or wealth management customer of the Company, the Bank or any Subsidiary conforms in all material respects to the forms provided to Parent prior to the Closing Date.

(e) Except as would not have any material impact on the Company, the Bank or any Subsidiary, all other books and records primarily related to the trust and wealth management businesses of the Company, the Bank and each Subsidiary include documented risk profiles signed by each such customer.

3.30 Company Information. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity or SRO in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this Section 3.30 with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by Company or any of its Subsidiaries which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Company shall promptly so inform Parent

3.31 Foreign Corrupt Practices. None of the Company, the Bank or any Subsidiary, or, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, the Bank or any Subsidiary has, in the course of its actions for, or on behalf of, the Company, the Bank or any Subsidiary (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that, except as Previously Disclosed:

4.1 Organization and Authority. Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of Parent and Merger Sub has the power and authority and governmental authorizations to own its properties and assets and to carry on its business in all material respects as it is now being conducted, and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.2 Authorization.

(a) Parent has the power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which it will be a party by Parent and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Parent’s board of directors, and no further approval or authorization by any of its shareholders or other equity owners, as the case may be, is required. This Agreement has been, and the other agreements referenced herein to which it will be a party, when executed, will be, duly and validly executed and delivered by Parent and assuming due authorization, execution and delivery by both the Company and the Bank, is and will be a valid and binding obligation of Parent enforceable against Parent in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(b) Neither the execution, delivery and performance by Parent of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Parent under any of the terms, conditions or provisions of (i) its certificate of incorporation or similar governing documents or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent is a party or by which it may be bound, or to which Parent or any of the properties or assets of Parent may be subject, or (B) subject to compliance with the statutes and regulations referred to in Sections 3.6 and 4.5 and , violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Parent or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Parent’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(c) Assuming the Company’s representations contained in Section 3.6 are true and correct and other than the securities or blue sky Laws of the various states or as set forth in Section 4.2(c) of the Parent Disclosure Schedule or Section 4.5, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by Parent of the transactions contemplated by this Agreement

4.3 Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Class A common stock, par value $0.01 par value per share (the “Parent Common Stock”), 200,000 shares of Class B non-voting common stock, par value $0.01 par value per share (the “Class B Parent Stock”) and 50,000,000 shares of preferred stock, par value $0.01 par value per share, of the Parent (the “Parent Preferred Stock”). As of the close of business on March 23, 2012 (the “Parent Capitalization Date”), there were 20,334,441 shares of Parent Common Stock outstanding (which includes restricted shares), 26,122,120 shares of Class B Parent Stock outstanding, and no shares of Parent Preferred Stock outstanding. Since the Parent Capitalization Date and through the date of this Agreement, except in connection with this Agreement and the transactions contemplated hereby, and as set forth in

Section 4.3 of the Parent Disclosure Schedule, Parent has not (1) issued or authorized the issuance of any shares of Parent Common Stock, Class B Parent Stock or Parent Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Parent Common Stock, Class B Parent Stock or Parent Preferred Stock, (2) reserved for issuance any shares of Parent Common Stock, Class B Parent Stock or Parent Preferred Stock or (3) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Parent Common Stock, Class B Parent Stock or Parent Preferred Stock. As of the close of business on the Parent Capitalization Date, other than in respect of shares of Parent Common Stock reserved for issuance in connection with any stock option or other equity incentive plan in respect of which an aggregate of no more than 5,750,000 shares of Parent Common Stock have been reserved for issuance, no shares of Parent Common Stock, Class B Parent Stock or Parent Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. As of the date of this Agreement, except (A) pursuant to any cashless exercise provisions of any Parent stock options or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under equity compensation plans or (B) as set forth elsewhere in this Section 4.3 or on the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Parent Common Stock, Class B Parent Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock of Parent (including any rights plan or agreement).

4.4 Authorization.

(a) Parent has the full legal right, corporate power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which Parent will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Parent. This Agreement has been, and the other agreements referenced herein to which it will be a party, when executed, will be, duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, is and will be a valid and binding obligation of Parent enforceable against Parent in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by Parent of this Agreement and the other agreements referenced herein to which it will be a party, the performance by them of their obligations hereunder and thereunder or the consummation by them of the transactions contemplated hereby.

(b) Neither the execution and delivery by Parent of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the material properties or assets of Parent under any of the terms, conditions or provisions of (i) its charter or bylaws (or similar governing documents) or (ii) except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, and except for defaults that would not have a Parent Material Adverse Effect, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent is a party or by which it may be bound, or to which Parent or any of the properties or assets of Parent may be subject, or (B) except for violations that have not had a Parent Material Adverse Effect, assuming the consents referred to in Section 4.5 are duly obtained, violate any Law applicable to Parent or any of its properties or assets.

4.5 Consents and Approvals. Except for (i) the Requisite Regulatory Approvals, (ii) the notices, consents, approvals, waivers, authorizations, filings and registrations set forth in Section 4.5 of the Parent Disclosure Schedule (the “Parent Regulatory Approvals”) and (iii) such additional notices, consents, approvals, waivers, authorizations, filings or registrations the failure of which to make or obtain would not be material, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are necessary in connection with (A) the execution and delivery by Parent of this Agreement and (B) the consummation by Parent of the transactions contemplated hereby.

4.6 Financial Wherewithal. Parent has or will have as of the Closing sufficient cash or cash equivalents available, directly or through one or more affiliates, to pay the aggregate Cash Consideration and TARP Discount Amount to the Exchange Agent on the terms and conditions contained herein, and there is no restriction on the use of such cash or cash equivalents for such purpose.

4.7 Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included in Parent’s Registration Statement on Form S-1 (i) have been prepared from and in accordance with the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates set forth therein (subject in the case of unaudited statements to recurring year-end audit adjustments), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited statements for the absence of footnotes and other presentation items), except, in each case, as indicated in such statements or in the notes thereto and in the case of unaudited statements, as permitted by applicable financial reporting requirements. Since January 1, 2009, the books and records of Parent and its Subsidiaries have been, and are being, maintained in a manner necessary to permit preparation of Parent’s financial statements in all material respects in accordance with GAAP and in accordance, in all material respects, with applicable legal requirements. As of the date of this Agreement, PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) of the type required to be recorded on a balance sheet prepared in accordance with GAAP, or would be disclosed in the related notes, except for (i) those liabilities and obligations that are reflected or reserved against on the consolidated balance sheet of Parent included in its Registration Statement on Form S-1 as filed with the SEC prior to the date of this Agreement; (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2010 or as a result of this Agreement and the transactions contemplated hereby; or (iii) liabilities and obligations disclosed in the Parent Disclosure Schedule. Neither Parent nor any of its Subsidiaries is a party to any “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

4.8 Merger Sub. Parent is the sole stockholder of Merger Sub. Since its date of organization, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

4.9 Absence of Certain Changes.

(a) Since December 31, 2011, through and including the date of this Agreement, no event or events have occurred that have had, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since December 31, 2011, through and including the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

4.10 Legal Proceedings.

(a) There are no material pending actions, suits or proceedings (or, to Parent’s knowledge, threatened) against Parent or any of its Subsidiaries, or any of their respective properties, at law or in equity or before any Governmental Entity or arbitration panel.

(b) Neither Parent nor any of its Subsidiaries nor any of their respective assets is subject to any material outstanding order, writ, judgment, settlement agreement, injunction or decree, in each case, entered, issued or made by or with any Governmental Entity.

4.11 Compliance with Applicable Law. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries hold all Permits and, since January 1, 2010 have complied in all respects with and are not in default in any respect under any law, rule or regulation applicable to Parent or any of its Subsidiaries, (ii) all such Permits are valid and in full force and effect and (iii) since January 1, 2010 neither Parent nor any of its Subsidiaries have received written notice that the Governmental Entity or other Person issuing or authorizing any such Permit intends to terminate or refuse to renew or reissue any such Permit.

4.12 Parent Information. The information in the Proxy Statement and/or the Form S-4 (other than the information provided by the Company in writing specifically for inclusion in the Proxy Statement) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.13 Broker’s Fees. Except as set forth in the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 Forbearances of Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent:

(a)(i) create, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (except to the extent committed to prior to the date hereof and set forth in Section 5.2(a) of the Company Disclosure Schedule) or (ii) incur any capital expenditures (other than capital expenditures incurred pursuant to contracts or commitments in force on the date of this Agreement);

(b)(i) adjust, split, combine or reclassify, or purchase, redeem or otherwise acquire, any capital stock, (ii) make, declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any Subsidiary (whether or not wholly-owned) of Company to Company or any wholly owned Subsidiary of Company) or make any other distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue any additional shares of capital stock of Company or sell, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned Company Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except (i) in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company or (ii) pursuant to contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Company Disclosure Schedule;

(d)(i) acquire any business entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity;

(e) grant any Company Stock Options, restricted shares, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of the Company Common Stock under any of the Company Stock Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(f) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries, other than increases in annual base salary at times and in amounts in the ordinary course of business consistent with past practice, which shall not exceed 3% in the aggregate or 4% for any individual to employees at a level below vice president (in each case, on an annualized basis), (ii) pay or commit to pay any severance, bonus, retirement or retention amounts to any of the current or former directors, officers or employees of Company or its Subsidiaries (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, nonqualified deferred compensation plan, or other employee benefit plan or agreement or employment agreement with or for the benefit of any of the current or former directors, officers or employees of Company or its Subsidiaries (or newly hired employees), (iv) accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits, (v) amend, extend, renew or enter into any collective bargaining agreement or Company Benefit Plan or make any material determinations not in the ordinary course of business consistent with past practice under any Company Benefit Plan, (vi) hire or terminate the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) target total compensation (cash and target equity) of

$65,000 or more, or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(g) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $25,000 individually or $100,000 in the aggregate, or waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

(h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any other liabilities in the ordinary course of business and consistent with past practice;

(i)(i) change its methods of accounting (or the manner in which it accrues for liabilities) in on the Balance Sheet Date, except as required by changes in GAAP as concurred in by its independent auditors or (ii) except as may be required by GAAP and other than in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(j) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(k) adopt or implement any amendment to its Charter or any changes to its bylaws or comparable organizational documents;

(l) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(m) enter into, amend in any material respect or terminate any contract of the sort required to be disclosed pursuant to Section 3.16, or waive, release, compromise or assign any material rights or claims under any such contract, other than in the ordinary course of business consistent with past practice; provided that in no event shall Company or any Company Subsidiary enter into any contract of the sort required to be disclosed pursuant to Section 3.16(a) (iii), (iv), (vi), (viii), (x), (xi) or (xii) or that calls for aggregate annual payments of $50,000 or more unless terminable on 30 days or less notice without payment of any penalty or premium;

(n) change in any material respect its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans, except as required by applicable Law, regulation or policies imposed by any Governmental Entity;

(o) except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan relationship aggregating in excess of $5,000,000, or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $5,000,000;

(p) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies except as required by applicable Law, regulation or policies imposed by any Governmental Entity;

(q) file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

(r) take any action that is intended or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law; or

(s) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3 Non-Solicitation of Alternative Transactions.

(a) Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to induce or facilitate, any inquiries, offers or proposals with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or that may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto (other than any confidentiality agreement required by Section 5.3(b)), (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction (other than any confidentiality agreement required by Section 5.3(b)), or (vi) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.3(a), if the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange

Act) at any time prior to the Company Shareholders’ Meeting that the Board of Directors of the Company has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel) to constitute or be reasonably likely to constitute a Superior Proposal, the Company and its Representatives may take any action described in Section 5.3(a)(ii) above to the extent that the Board of Directors of the Company has determined, in its good faith judgment (after consultation with the Company’s outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that, prior to providing (or causing to be provided) any confidential or nonpublic information or data permitted to be provided pursuant to this sentence, the Company has obtained from such Person or Group an executed confidentiality agreement on customary terms.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, the Company shall advise Parent in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Parent a written summary of the material terms of such Acquisition Proposal, request or inquiry (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal and shall keep Parent promptly apprised of any related developments, discussions and negotiations (including providing Parent with a copy of all material documentation and correspondence relating thereto) on a current basis. The Company agrees that it shall simultaneously provide to Parent any confidential or nonpublic information concerning the Company that may be provided (pursuant to Section 5.3(b)) to any other Person or “Group” in connection with any Acquisition Proposal which has not previously been provided to Parent.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders’ Meeting, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by Parent pursuant to this Section 5.3(d)), the Board of Directors of the Company may, in connection with such Superior Proposal, make a Change in the Company Recommendation, if and only to the extent that the Board of Directors of the Company has determined in good faith, after consultation with outside counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Board of Directors of the Company may not effect a Change in the Company Recommendation unless:

(i) the Company shall have received an unsolicited bona fide written Acquisition Proposal and the board of directors of the Company shall have concluded in good faith that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to by Parent;

(ii) the Company shall have provided prior written notice to Parent at least five (5) calendar days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent that the board of directors of the Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(iii) during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the Board of Directors of the Company shall have concluded in good faith that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Parent, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.3(d) with respect to such new written notice, except that the new Notice Period shall be two (2) calendar days. In the event that the Board of Directors of the Company does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e) The Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or the Company or any of its Subsidiaries or Representatives is a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prohibit the board of directors of Company from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than solely a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to Parent unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.

5.4 Redemption of Securities held by U.S. Treasury. At the request of Parent, the Company shall use its reasonable best efforts to cause or facilitate the repurchase or redemption by Parent or one of its Subsidiaries, on terms satisfactory to Parent, of all (or such portion as Parent may designate) of the issued and outstanding shares of Company Preferred Stock and the Treasury Warrant from the United States Department of the Treasury or other holders thereof concurrently with or immediately after the consummation of the Merger, at the option of Parent. In furtherance of the foregoing, Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Parent in connection with such repurchase or redemption, including by (i) furnishing all information concerning Company and its Subsidiaries that Parent or any applicable Governmental Entity may request in connection with such repurchase or redemption or with respect to the effects of such purchase on Parent or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Parent deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among the Company, Parent and such holder) to effect the repurchase or redemption of such shares as Parent may reasonably request (provided that neither the Company nor any of its Subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Merger).

5.5 Indemnification and Insurance.

(a) All rights to indemnification under the Company’s articles of incorporation, bylaws or indemnification contracts or undertakings existing in favor of those persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement shall survive the Merger and Parent shall cause such rights to be observed by the Surviving Corporation

(b) For a period of six (6) years following the Effective Time, Parent will provide the director’s and officer’s liability insurance and civil money penalty insurance maintained on the date of this Agreement, which policies (i) serve to reimburse the current and former directors and officers arising from facts or events occurring prior to the Effective Time (including the transactions contemplated by this Agreement) and (ii) shall contain coverage that is no less favorable than the Company’s existing policy, provided that if the coverage described above cannot be obtained or can only be obtained by paying aggregate annual premiums in excess of 200% of the aggregate annual amount currently paid by the Company for such coverage, Parent shall only be required to provide as much coverage as is available on commercially reasonable terms by paying aggregate annual premiums equal to 200% of the current annual premium paid by the Company; provided, further, that in lieu of the foregoing Parent may satisfy its obligations pursuant to this Section by purchasing a tail policy providing for coverage that is no less favorable than the Company’s existing policies.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated hereby, including obtaining any third party consent which may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, required in order to continue any contract or agreement with Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required or advisable to be obtained by Company or Parent, respectively, or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition law), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent to take to any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties that would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Company or Parent (measured on a scale relative to Company and its Subsidiaries taken as a whole) following the Closing (a “Materially Burdensome Regulatory Condition”).

(b) Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Regulatory Approval or other consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality. The Company agrees to permit Parent and Parent’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the “Parent Representatives”) to visit and inspect the properties of the Company, the Bank and the Company’s Subsidiaries, to examine the corporate books and records and to discuss the affairs, finances and accounts of the Company, the Bank and the Company’s Subsidiaries with the Representatives of the Company, all upon reasonable notice and at such reasonable times and as often as Parent may reasonably request. Any investigation pursuant to this Section 6.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, the Bank and the Company’s Subsidiaries, and nothing herein shall require any Representative of the Company to disclose any information to the extent (i) prohibited by applicable law or regulation, or (ii) that such disclosure would cause a violation of any agreement to which such Representative of the Company is a party as of the date of this Agreement or would cause a significant risk of a loss of privilege to the Company, the Bank or any Subsidiary (provided that the Company shall make appropriate substitute disclosure arrangements under circumstances where such restrictions apply). No investigation by Parent shall affect the ability of Parent to rely on the representations and warranties of the Company. All information furnished by any Party or any of its Representatives in connection with this Agreement and the transactions contemplated hereby shall be subject to, and the receiving Party shall in each case hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated as of January 19, 2012, between Parent and Stifel, Nicolaus & Company, Incorporated on behalf of the Company, with each such receiving Party subject to such restrictions as the recipient.

6.3 SEC Filings and Shareholder Approval.

(a) The Company and Parent shall as promptly as practicable prepare and file with the SEC a proxy statement/prospectus relating to the Company Shareholders Meeting (the “Proxy Statement”). The Company and Parent shall as promptly as practicable prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and Parent and Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Proxy Statement, and any amendment or supplement thereto, shall include the Company Board Recommendation. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the stockholders of Company.

(b) The Company shall take all action necessary in accordance with the BCA and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholders Meeting”). The board of directors of Company shall (x) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “Company Board Recommendation”), (y) include the Company Board Recommendation in the Proxy Statement and (z) use its reasonable best efforts to obtain the Requisite Shareholder Approval. Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Board of Directors of the Company shall have effected a Change in Company Recommendation, then the Board of Directors of the Company may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of the Company may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, the Company shall not submit to the vote of its shareholders at the Company Shareholder Meeting, or otherwise prior to the termination of this Agreement in accordance with its terms, any Acquisition Proposal other than this Agreement and the transactions contemplated hereby.

(c) Except as set forth in Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Board Recommendation (any of the foregoing being a “Change in the Company Recommendation”); provided that, for the avoidance of doubt, the Company may not effect a change in the Company Board Recommendation unless it has complied in all material respects with the provisions of Section 5.3.

6.4 Restructuring Efforts. If Company shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration, or the Tax treatment of the Merger, in a manner adverse to such party or its shareholders) and the Company shall resubmit the transaction to Company’s shareholders for approval.

6.5 Public Disclosure. Company and Parent shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or the rules of any market or exchange on which the shares of Company or Parent may be listed for trading, in which case the party proposing to issue such press release or make such public statement or disclosure shall consult with the other party before issuing such press release or making such public statement or disclosure to allow such party a reasonable opportunity to comment on such press release or public statement in advance of such publication, to the extent practicable.

6.6 Governance Matters.

(a) On or prior to the Effective Time, the Board of Directors of Parent shall take such actions as are necessary to cause the Board of Directors of Parent immediately following the Effective Time to include Dr. William G. Ward, Sr.

(b) On or prior to the Effective Time, Parent shall take such actions as are necessary to cause the Board of Directors of Capital Bank Corporation immediately following the Effective Time to include Dr. William G. Ward, Sr. and James G. Chrysson.

6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.8 Charge-Offs. The Company shall provide to Parent, no later then three calendar days prior to the Closing Date, a schedule reporting Charge-Offs (i) in any completed calendar fiscal quarter commencing after December 31, 2011 and (ii) in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All Requisite Regulatory Approvals and all Parent Regulatory Approvals listed on Section 4.5 of the Parent Disclosure Schedule shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Closing, no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition).

(c) No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

(d) Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop orders suspending the effectiveness of the Form S-4 shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Effectiveness of Form S-1. The Form S-1 shall have become effective under the Securities Act, no stop orders suspending the effectiveness of the Form S-1 shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Closing is also subject to the satisfaction or, at Parent’s sole discretion, waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or “Company Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date), except where the failure or failures to be so true and correct in all respects would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company set forth in Sections 3.2, 3.5(a), 3.5(b)(A)(i), 3.25 and 3.27 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or “Company Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations of the warranties of the Company set forth in Section 3.3 shall be true and correct in all respects (except for any de minimis inaccuracy) (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date).

(b) No Company Material Adverse Effect. Since the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(c) Performance of Obligations of Company. Company shall have performed and complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) Listing of Parent Common Stock. The shares of Parent Common Stock to be issued as consideration shall have been authorized for listing on the primary stock exchange on which Parent Common Stock is then listed or, if the Parent Common Stock is not then listed, on a national securities exchange selected by Parent, subject to official notice of issuance.

(f) TARP Certifications. Parent shall have received from Company all of the certifications dated and effective as of the Closing, required by the Company, its officers and its board of directors/compensation committee pursuant to Treasury’s Interim Final Rule, 31 C.F.R. Part 30, as amended, (the “Interim Final Rule”) under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, including as such requirements are interpreted pursuant to the guidance included in Treasury’s “Frequently Asked Questions (FAQ), Troubled Asset Relief Program (TARP) Standards for Compensation and Governance,” together with all documentation and supporting information required in order to make such certifications. Such certifications and the related documentation shall be true and complete as of the Closing.

(g) Employee Benefit Matters. Parent, the Company, the Bank and each of the individuals listed on Section 7.2(g)(i) of the Parent Disclosure Schedule shall have entered into amended employment arrangements and/or waivers pursuant to, and incorporating the terms set forth on, Schedule 7.2(g)(i) of the Parent Disclosure Schedule for each such individual.

(h) Charge-Offs. The Charge-Offs in any completed calendar fiscal quarter commencing after December 31, 2011 shall not exceed $5,000,000, and the Charge-Offs in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date shall not exceed an amount equal to $5,000,000 pro-rated by the number of days in such interim quarterly period.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction or, at the Company’s sole discretion, waiver, by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Article IV of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Closing shall not have occurred on or before September 26, 2012, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(b);

(c) by either the Company or Parent, if any approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to contest, appeal and remove such denial or injunction;

(d) by the Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement, which breach, individually or together with all such other then uncured breaches by Parent, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or 7.3(b), and which is not cured within 30 days following written notice to Parent or by its nature or timing cannot be cured within such time period (provided that the Company is not then in breach, in any material respect, of any of its material covenants or agreements contained in this Agreement); or

(e) by Parent, if the Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach, individually or together with all such other then uncured breaches by the Company, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(c), and which is not cured within 30 days following written notice to the Company or by its nature or timing cannot be cured within such time period (provided that Parent is not then in breach, in any material respect, of any of its material covenants or agreements contained in this Agreement); or

(f) by Parent in the event that the Board of Directors of the Company has (i) failed to recommend to the shareholders of the Company that they give the Company Shareholder Approval, (ii) effected a Change in the Company Recommendation, whether or not permitted by the terms hereof, or (iii) knowingly or materially breached its obligations under Section 5.3 or Section 6.3 of this Agreement; or

(g) by either Party in the event that the shareholders of the Company fail to give the Company Shareholder Approval at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2, 6.5 and 8.2 and Article IX survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

(b) To compensate Parent for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Parent, Parent and the Company agree as follows:

(i)	if this Agreement is terminated by Parent pursuant to Section 8.1(f), then immediately prior to such termination, the Company shall pay to Parent, by wire transfer of immediately available funds, the Termination Fee and the Expense Reimbursement.

(ii)	if this Agreement is terminated by either Party pursuant to Section 8.1(g) and prior to such termination any person shall have proposed or publicly announced an Acquisition Proposal, then in the case of any such termination, the Company shall on such termination pay Parent, by wire transfer of immediately available funds, the Expense Reimbursement and if an Acquisition Proposal (A) is signed within twelve months of the termination of this Agreement pursuant to Section 8.1(g) and is thereafter consummated or (B) is consummated within twelve months of the termination of this Agreement pursuant to Section 8.1(g), then in either case the Company shall on the consummation of such transaction pay to Parent, by wire transfer of immediately available funds, the Termination Fee.

(c) For purposes of this Agreement, the “Expense Reimbursement” shall mean the amount of Parent’s actual, reasonable and documented out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including all Taxes, filing fees and expenses of attorneys, consultants and accounting and financial advisors incurred by or on behalf of Parent in connection with the transactions contemplated pursuant to this Agreement); provided that in no event shall the Expense Reimbursement exceed $1,000,000.

(d) For purposes of this Agreement, the “Termination Fee” shall mean $4,000,000.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party entitled to grant such waiver, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3 Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:

Southern Community Financial Corporation
4605 County Club Road
Winston-Salem, North Carolina 27104
Attention: F. Scott Bauer and Dr. William Ward
Telephone (336) 768-8500
Fax: (336) 768-2552

with a copy (which shall not constitute notice) to:

Williams Mullen
301 Fayetteville Street, Suite 1700
Raleigh, North Carolina
Attention: Ronald D. Raxter
Telephone (919) 981-4000
Fax: (919) 981-4300

(b)	if to Parent, to:

Capital Bank Financial Corporation
4725 Piedmont Row Drive, Suite 110
Charlotte, North Carolina 28210
Attention: Christopher G. Marshall
Telephone: (704) 964-2442
Fax: (704) 554-6909

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David E. Shapiro
Jenna E. Levine
Telephone: (212) 403-1000
Fax: (212) 403-2000

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with a reputable overnight courier.

9.4 Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the Disclosure Schedules and other documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law.

(b) The parties hereby (i) irrevocably submit to the exclusive jurisdiction of the Federal Courts of the United States of America located in the State of North Carolina (the “Federal Courts”), or, if jurisdiction in the Federal Courts is not available, the courts of the State of North Carolina (the “North Carolina Courts”), in respect of any claim, dispute or controversy relating to or arising out of the negotiation, interpretation or enforcement of this Agreement or any of the documents referred to in this Agreement or the transactions contemplated hereby or thereby (any such claim being a

“Covered Claim”); (ii) irrevocably agree to request that the Federal Courts (or, if jurisdiction in the Federal Courts is not available, the North Carolina Courts) adjudicate any Covered Claim on an expedited basis and to cooperate with each other to assure that an expedited resolution of any such dispute is achieved; (iii) waive, and agree not to assert, as a defense in any action, suit or proceeding raising a Covered Claim that any of the parties hereto is not subject to the personal jurisdiction of the North Carolina Courts or the Federal Courts or that such action, suit or proceeding may not be brought or is not maintainable in said Courts or that the venue thereof may be inappropriate or inconvenient or that this Agreement or any such document may not be enforced in or by such Courts; and (iv) irrevocably agree to abide by the rules of procedure applied by the Federal Courts or the North Carolina Courts, as the case may be, (including the procedures for expedited pre-trial discovery) and waive any objection to any such procedure on the ground that such procedure would not be permitted in the courts of some other jurisdiction or would be contrary to the laws of some other jurisdiction. The parties further agree that any Covered Claim has a significant connection with the State of North Carolina, and will not contend otherwise in any proceeding in any court of any other jurisdiction. Each party represents that it has agreed to the jurisdiction of the Federal Courts and the North Carolina Courts in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and law applied in the Federal Courts and the North Carolina Courts and has not relied on any representation by any other party or its Affiliates, representatives or advisors as to the content, scope, or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction. The parties further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.

(c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

By:	/s/ William G. Ward, Sr., M.D.
Name:	William G. Ward, Sr., M.D.
Title:	Chairman of the Board

CAPITAL BANK FINANCIAL CORP.

By:	/s/ Christopher G. Marshall
Name:	Christopher G. Marshall
Title:	Chief Financial Officer

WINSTON 23 CORPORATION

By:	/s/ Christopher G. Marshall
Name:	Christopher G. Marshall
Title:	President

Exhibit A

Term Sheet for Contingent Value Rights

Recipients

Existing shareholders of the Company as of the Effective Time will be issued one right (a “CVR”) for each share of Common Stock owned by such shareholder. Each CVR would entitle the holder to a cash payment based on the amount of Credit Losses (as defined below) prior to the Maturity Date up to a maximum of $1.30 per CVR in the aggregate.

Commencement Date	Effective Time
Maturity Date	Five (5) years following Effective Time
Settlement Obligation at Maturity

If the amount of Credit Losses is less than the Stipulated Amount, the Parent will pay to holders of the CVRs, in the aggregate on a pro rata basis, within 90 days of the Maturity Date, an amount equal to 75% of the excess, if any, of (i) the Stipulated Amount over (ii) the amount of Credit Losses, with a maximum of $1.30 per CVR.

If the amount of Credit Losses equals or exceeds the Stipulated Amount (as defined below), the CVRs will expire and the Company shall not be required to make any payment with respect to them.

Credit Losses

“Credit Losses” means the Charge-Offs for any loans or “real estate owned” property existing as of the date hereof for the period commencing on the date hereof and ending on the Maturity Date less any recoveries in respect of such Charge-Offs.

Charge-Offs

“Charge-Offs” means the loans charged-off and realized losses on “real estate owned” properties as reflected in the reports the Company files with the SEC, if then publicly filed, and otherwise derived from the books and records of the Bank in a manner consistent with past practice, with the preparation of the financial statements in the Company Reports and with the Company’s or Bank’s written policies in effect as of the date of this Agreement and any changes required by applicable Law.

Stipulated Amount	$87,000,000
Special Committee Membership

Dr. William Ward shall be a member of the Special Committee. If Dr. Ward ceases to be a member of the Board of Parent and/or the Special Committee, a replacement shall be appointed by the full Board of Parent.

Determinations

All determinations with respect to Credit Losses calculations for purposes of the CVRs and amounts payable in respect of the CVRs shall be made by the members of the Special Committee of Parent’s board of directors following the Closing. Any determination to make a bulk sale of non-performing assets must be approved by the Special Committee.

Early Redemption	The Company (and, following the Closing, Parent) may redeem the CVRs at any time at a price of $1.30 per CVR.

Voting rights	Any modifications of the terms of the CVRs that are adverse to the holders will require the consent of the holders of a majority of the CVRs. Otherwise, no voting rights attach to the CVRs.
Dividend rights	None.
Merger, Acquisition or Change in Control

In the event that the Company experiences a Change in Control other than pursuant to the transactions contemplated by this Agreement, all rights under the CVRs shall be redeemed upon closing at $1.30 per CVR.

Change in Control

A “Change in Control” shall mean any transaction resulting in the holders of the equity interests of the Parent immediately prior to such transaction owning, directly or indirectly, less than 50% of the equity interests of the Parent immediately following such transaction. For purposes of the preceding sentence, the “Company Parent” shall mean the ultimate holder that directly or indirectly owns or controls, by share ownership, contract or otherwise, a majority of the equity interests of the Company.

Transferability; Attachment; Death

The rights of a holder of a CVR may not be assigned or transferred except by will or the laws of descent or distribution. The CVR shall not be subject, in whole or in part, to attachment, execution, or levy of any kind, and any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of the CVR shall be void. If a holder of a CVR should die, the designee, legal representative, or legatee, the successor trustee of such holder’s inter vivos trust or the person who acquired the right to the CVR by reason of the death of such holder (individually, a “Successor”) shall succeed to such holder’s rights with respect to the CVR.